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                                                                   Exhibit 10.15


                                THE PEARSON 1998
                           EXECUTIVE SHARE OPTION PLAN







                        SHAREHOLDER APPROVAL - 1 MAY 1998

             INLAND REVENUE APPROVAL TO APPENDIX - 14 SEPTEMBER 1998

                           INLAND REVENUE REF -X19627






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                                    CONTENTS
CLAUSE                                                                     PAGE

1.     DEFINITIONS.........................................................  3

2.     GRANT OF OPTIONS....................................................  4

3.     INDIVIDUAL LIMITS...................................................  6

4.     PLAN LIMITS.........................................................  6

5.     EXERCISE AND LAPSE OF OPTIONS - NORMAL CIRCUMSTANCES................  8

6.     EXERCISE AND LAPSE OF OPTIONS - CESSATION OF EMPLOYMENT.............  8

7.     DEATH OF OPTION HOLDER..............................................  9

8.     METHOD AND EXTENT OF EXERCISE.......................................  9

9.     GENERAL OFFER FOR THE COMPANY ETC................................... 10

       Compulsory Acquisition.............................................  10
       Scheme of Arrangement..............................................  10
       Demerger...........................................................  11

10.    OPTION ROLLOVER....................................................  11

11.    ADJUSTMENT OF OPTIONS..............................................  12

12.    ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS.............  13

13.    RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO
       OPTIONS............................................................  14

14.    AVAILABILITY OF SHARES.............................................  14

15.    ADMINISTRATION AND AMENDMENT.......................................  14

16.    GENERAL............................................................  15

SCHEDULE..................................................................  17

       Real Growth in Earnings Per Share Performance Target...............  17

APPENDIX 1................................................................  17

       UK Inland Revenue approved part of the Plan........................  19

APPENDIX 2................................................................  21

       United States part of the Plan.....................................  21


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                                THE PEARSON 1998
                           EXECUTIVE SHARE OPTION PLAN

DEFINITIONS

1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ADOPTION DATE means the date of the adoption of the Plan by the Company in general meeting

THE BOARD means the board of directors of the Company or where appropriate the personnel committee of the board or other duly authorised committee thereof

THE COMPANY means Pearson plc

CONTROL has the meaning given to that word by section 840 of the Taxes Act

DATE OF GRANT means the date on which an Option is granted

EMOLUMENTS means (i) an Executive's current annual basic salary at the Date of Grant plus (ii) total bonus (if any), whether in cash or Shares, attributable to the Company's financial year ending immediately prior to the Date of Grant

EXECUTIVE means any employee or executive director of any member of the Group whose terms of service require him to devote substantially the whole of his working time to the affairs of the Group

EXECUTIVE PLAN means any Share Option Plan (other than the Plan) under which individuals may be selected for participation at the discretion of the body administering that plan

EXERCISE PRICE means the price per Share payable on the exercise of an Option as determined by the Board (subject to adjustment under rule 11) but which shall not be less than:

(a) the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange on the Date of Grant; and

(b) in the case of any Option under which Shares are to be issued, the nominal value of a Share

GRANT PERIOD means the period of 42 days commencing on any of the following:

(a)      the Adoption Date;

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(b)      the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period; or

(c) any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options;

THE GROUP means the Company the Subsidiaries and MEMBER OF THE GROUP shall be construed accordingly

OPTION means a right granted under the Plan to subscribe for or purchase Shares

OPTION HOLDER means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder)

OPTION PERIOD means, in relation to an Option, the period commencing on the third anniversary of the Date of Grant of the Option and expiring on the tenth (or, if the Board so specifies at the Date of Grant, the seventh or other) such anniversary

THE PLAN means this Plan as amended from time to time

SHARE OPTION PLAN means any employee share option plan established by the Company

SHARES means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company

SUBSIDIARY means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control

TAXES ACT means the Income and Corporation Taxes Act 1988

1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.

1.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

GRANT OF OPTIONS

2.1 The Board may, during a Grant Period, grant Options at the Exercise Price to Executives selected by the Board.

2.2 Objective conditions must, unless otherwise stated in the Plan, be satisfied prior to the exercise of Options. Such conditions:

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(a)      shall, for the time being, consist of the conditions set out in the
         Schedule to this Plan. In the event that the Board considers that the conditions set out in the Schedule are no longer appropriate it may at the time of granting Options impose different, but equally demanding, objective conditions;

(b)      may be amended following the Date of Grant if:

             (i) those circumstances which prevailed at the Date of Grant and which were relevant to the conditions that were originally imposed regarding the exercise of the Option have subsequently changed; and

            (ii) the Board is satisfied that any such amended conditions would be a fairer measure of the performance of the Option Holder and the Board reasonably considers that such amended conditions are no more difficult to satisfy than the original conditions;

(c) shall cease to apply in circumstances in which Option Holders become entitled to exercise Options in accordance with rules 6.2 (excluding rule 6.2(b)), 7 and 9 or to rollover Options under rule 10 hereof.

2.3 The grant of an Option and/or delivery of shares upon exercise thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and any national insurance contributions (including without limitation the right to sell on his behalf sufficient Shares to satisfy any taxation or national insurance contributions liability on his part for which any member of the Group may be liable) in respect of an Option.

2.4 As soon as practicable after the Date of Grant the Board shall procure the issue of an Option certificate to each Option Holder under the seal of the Company or otherwise to take effect as a deed or such other document evidencing the option grant as the Board shall determine.

2.5 Any Executive to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall, to the extent renounced, be treated as never having been granted and (if already issued) the Option certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable by the Company for any such renunciation.

2.6 No Option shall be granted under the Plan more than ten years after the Adoption Date.

2.7 Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of


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an Option otherwise than as permitted under this rule 2.7 shall cause the Option to lapse.

INDIVIDUAL LIMITS

3.1 No Executive shall be granted an Option which would, at the proposed Date of Grant, cause the aggregate of the Exercise Prices of options to acquire Shares under the Plan (including for the avoidance of doubt Options granted under any Appendix to the Plan) or any other Executive Plan (excluding any other option to the extent that it has been exercised) granted to him in the ten years up to that Date of Grant, to exceed four times such Executive's Emoluments from the Group.

3.2 If the grant of any Option would have the result of breaching the limit in rule 3.1 that Option shall be treated as taking effect over the maximum number of Shares over which it could have been granted without breaching such limit.

PLAN LIMITS

4.1 No Option to subscribe for Shares shall be granted to the extent that the result of that grant would be that:

(a) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

             (i) could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Plan or any other Share Option Plan; and

            (ii) have been issued on the exercise of any share options granted during the preceding ten years under the Plan or any other Share Option Plan; and

           (iii) have been issued during the preceding ten years under any profit sharing or other employee share incentive scheme (not being a Share Option Plan),

         would exceed 10 per cent. of the ordinary share capital of the Company for the time being in issue; or

(b) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

             (i) could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Plan or any other Executive Plan; and

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            (ii)  have been issued on the exercise of any share options granted during the preceding ten years under the Plan or any other Executive Plan,

         would exceed 5 per cent. of the ordinary share capital of the Company for the time being in issue; or

(c) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

             (i) could be issued on the exercise of any other subsisting share options granted after the Adoption Date under the Plan or any other Executive Plan; and

            (ii) have been issued on the exercise of any share options granted after the Adoption Date under the Plan or any other Executive Plan,

         would exceed 2 1/2 per cent. of the ordinary share capital of the Company for the time being in issue: Provided that this limit shall apply only in respect of grants of Options made before the fourth anniversary of the Adoption Date; or

(d) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

             (i) could be issued on the exercise of any other subsisting share options granted during the preceding five years under the Plan or any other Share Option Plan; and

            (ii) have been issued on the exercise of any share options granted during the preceding five years under the Plan or any other Share Option Plan; and

           (iii) have been issued during the preceding five years under any profit sharing or other employee share incentive scheme (not being a Share Option Plan),

         would exceed 5 per cent. of the ordinary share capital of the Company for the time being in issue; or

(e) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

             (i) could be issued on the exercise of any other subsisting share options granted during the preceding three years under the Plan or any other Executive Plan; and

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            (ii)  have been issued on the exercise of any share options granted during the preceding three years under the Plan or any other Executive Plan,

         would exceed 3 per cent. of the ordinary share capital of the Company for the time being in issue.

4.2 Reference in this rule 4 to the ISSUE of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares.

EXERCISE AND LAPSE OF OPTIONS - NORMAL CIRCUMSTANCES

5.1 Save as otherwise permitted in these rules, an Option may only be exercised:

(a)      during the relevant Option Period; and

(b) if any conditions imposed under rule 2.2 have been fulfilled or waived in accordance with these rules.

5.2 Notwithstanding any other provision in these rules, an Option shall lapse automatically on the earlier of:

(a)      the expiry of the Option Period; and

(b) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986.

EXERCISE AND LAPSE OF OPTIONS - CESSATION OF EMPLOYMENT

6.1 Save as otherwise provided in these rules, an Option shall lapse automatically on the Option Holder ceasing to be an employee of a member of the Group.

6.2 Where an Option Holder ceases to be an employee of a member of the Group by reason of:

(a)      injury, disability or ill-health (as determined by the Board);

(b) retirement at or after the date on which he is bound to retire under his contract of employment provided such date falls at least 24 months after the Date of Grant;

(c)      his employing company ceasing to be a member of the Group;

(d) the business (or part of a business) in which he is employed being transferred to a transferee which is not a member of the Group;

(e)      redundancy (within the meaning of the Employment Rights Act 1996); or

(f)      any other reason if the Board so decides in its absolute discretion

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he may exercise his Options (whether or not the Option Period has commenced and, with the exception of rule 6.2(b), whether or not any conditions imposed under rule 2.2 have been satisfied) within six months of the date on which employment ceased, failing which exercise the Options shall (subject to rule 6.4 and rule
7) lapse automatically.

6.3 For the purposes of rules 6.1 and 6.2 a female Option Holder shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy until she ceases to be entitled to exercise a right to return to work.

6.4 In any case falling within rule 6.2 the Board may extend the period during which the Option Holder may exercise his Options to such period as the Board shall determine in its absolute discretion, not ending later than three years and six months after the Date of Grant of an Option.

6.5 In any case where the Board is aware that an Option Holder will cease to be an employee of a member of the Group and be entitled or permitted to exercise his Options immediately thereafter under rule 6.2(c) or (d) it may permit him to exercise his Options in the period of 14 days immediately preceding the date upon which it believes that such cessation will occur (whether or not the Option Period will have commenced and whether or not any conditions imposed under rule
2.2 has been satisfied).

6.6 For the purposes of rules 6.1, 6.2 and 6.5, following an option rollover pursuant to rule 10.1, an Option Holder shall not be treated as ceasing to be an employee of a member of the Group until he ceases to be employed by a company which is either (i) the acquiring company (as defined in rule 10.1) or (ii) a subsidiary of the acquiring company (within the meaning of section 736 of the Companies Act 1985).

DEATH OF OPTION HOLDER

7. If an Option Holder dies while in service or at any time after leaving service when he holds an Option his legal personal representatives may exercise his Option (whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.2 have been satisfied) within twelve months of the date on which death occurred, failing which exercise the Option shall lapse automatically. For the avoidance of doubt, an Option exercisable under this rule shall not lapse prior to the expiry of the specified twelve month period by virtue of rule 6.2 but may lapse at an earlier date by virtue of rule 9.

METHOD AND EXTENT OF EXERCISE

8. An Option Holder may exercise his Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Board specifying the number of Shares in respect of which the Option is being exercised and enclosing or arranging to provide payment in full of the aggregate Exercise Price of those Shares. If the

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Option is exercised in respect of some only of the Shares comprised in the
Option, the Company shall procure the issue of an Option certificate to the Option Holder in respect of the balance or call in the original Option certificate for endorsement.

GENERAL OFFER FOR THE COMPANY ETC.

GENERAL OFFER

9.1 If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Option Holder of such general or other offer. Each Option Holder may exercise his Options (whether or not the Option Period has commenced and whether or not any conditions imposed under rule
2.2 have been satisfied) within the period of six months following the date on which the offer becomes unconditional in all respects. Failing such exercise the Options shall, without prejudice to the operation of rule 10, lapse automatically: PROVIDED THAT, if an event as described in rule 9.2 occurs during the six month period, the period during which the Options may be exercised shall be the shorter of the periods specified under this rule 9.1 and rule 9.2.

COMPULSORY ACQUISITION

9.2 If any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, each Option Holder may exercise his Options, whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.2 have been satisfied, at any time during the period of 30 days from the date on which such person becomes so bound or entitled, failing which exercise the Options shall, without prejudice to the operation of rule 10, lapse automatically.

SCHEME OF ARRANGEMENT

9.3 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies:

(a) each Option Holder may exercise his Options, whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.2 have been satisfied, conditionally on either the scheme of arrangement being approved by the shareholders' meeting or sanctioned by the court (as determined by the Board in its absolute discretion) (the RELEVANT CONDITION), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting is convened. Any Option not exercised by the end of that period shall cease to be exercisable between that time and the first date on which it can be

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         determined whether or not the relevant condition is satisfied. If the relevant condition is not satisfied, the Options shall continue. If the relevant condition is satisfied the Options shall, without prejudice to the operation of rule 10, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court; and

(b) the Board shall endeavour to procure that where an Option Holder has conditionally exercised his Options in accordance with (a) above prior to twelve noon on the day immediately preceding the date for which the shareholders' meeting is initially convened the scheme of arrangement shall, so far as it relates to Shares, be extended to such Option Holder as if each Share in respect of which the Option was conditionally exercised had been allotted and issued, or transferred, to him by that time.

PROVIDED THAT (without prejudice to the operation of rule 10.1(b)) Options shall not without the consent of the Board be exercisable under the foregoing provisions if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

DEMERGER

9.4 If the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Board, would affect the current or future value of any Options, the Board (acting fairly, reasonably and objectively) may, in its absolute discretion, allow Options to be exercised, whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.2 have been satisfied. The Board shall specify the period in which such Options shall be exercisable and whether such Options shall lapse at the end of the specified period. The Board shall notify any Option Holder who is affected by the Board exercising its discretion under this rule.

VOLUNTARY WINDING-UP

9.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then an Option Holder may exercise his Options (whether or not the Option Period has commenced and whether or not any conditions imposed under rule
2.2 have been satisfied) within the period of two months from the date of the resolution, failing which exercise the Options shall lapse automatically.

OPTION ROLLOVER

10.1     If any company (the ACQUIRING COMPANY):

(a)      obtains Control of the Company as a result of making:

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             (i)  a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

            (ii)  a general offer to acquire all the Shares; or

(b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

(c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act,

each Option Holder may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9 of the Taxes Act), by agreement with the acquiring company, release any Option which has not lapsed (the OLD OPTION) in consideration of the grant to him of an option (the NEW OPTION) which (in accordance with rule 10.2 below) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 10(b) or
(c) of Schedule 9 of the Taxes Act) (the NEW GRANTOR).

10.2 The new option shall not be regarded for the purposes of rule 10.1 as equivalent to the old option unless the conditions set out in paragraph 15(3) of
Schedule 9 of the Taxes Act are satisfied and, in relation to the new option, the provisions of the Plan shall be construed as if:

(a) the new option were an option granted under the Plan at the same time as the old option;

(b) the Option Period relating to the new option expired on the seventh anniversary of the Date of Grant of the old option;

(c) references to the COMPANY in rules 6 to 16 and in the definition of Group were references to the new grantor provided that for the purposes of rule 6 only references to the Company within the definition of Group shall continue to be construed as if references to the Company were references to Pearson plc;

(d) references to the BOARD in rules 6, 8, 9, 11 and 16 were references to the board of directors of the new grantor;

(e)      references to SHARES were references to shares in the new grantor; and

(f)      any conditions imposed under rule 2.2 have been satisfied.

ADJUSTMENT OF OPTIONS

11.      In the event of:

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(i)      any variation in the share capital or reserves of the Company
         (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii) the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Option.

the Exercise Price and the number of Shares comprised in an Option may be adjusted in such manner as the Board may determine: Provided that:

(a) no adjustment shall take effect without the prior approval of, in respect of an Option under which Shares are to be transferred, the person holding the Shares to which the Option relates (such approval not to be unreasonably withheld);

(b) no adjustment shall be made pursuant to this rule which would increase the aggregate Exercise Price of any Option;

(c) no adjustment shall be made to the extent that it would result in a Share being subscribed for at less than its nominal value; and

(d) no adjustment shall be made pursuant to this rule (other than on a capitalisation issue) unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall have confirmed in writing to the Board that such adjustment is in their opinion fair and reasonable.

ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS

12.1 Subject to any necessary consents, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Plan, not later than 30 days after receipt of any notice of exercise in accordance with rule 8, the Company shall either allot and issue, or procure the transfer of, Shares to the Option Holder (or to his nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or his nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option Holder shall remain the beneficial owner of the Shares.

12.2 The Company shall not be obligated to issue or deliver Shares in connection with any Option or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Option Holder to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other

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restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS

13.1 All Shares allotted or transferred upon the exercise of an Option shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

13.2 Any Shares acquired on exercise of Options shall be subject to the articles of association of the Company from time to time.

AVAILABILITY OF SHARES

14.1 The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

14.2 If and so long as the Shares are listed on the Official List of The London Stock Exchange, the Company will, at its expense, make application to The London Stock Exchange for admission to the Official List of Shares allotted on the exercise of any Option.

ADMINISTRATION AND AMENDMENT

15.1 The decision of the Board shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Options or amend any of the provisions of the Plan in any way it thinks fit:
Provided that:

(a) the Board shall not make any amendment that would materially prejudice the interests of existing Option Holders except with the prior consent or sanction of Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Options; and

(b) no amendment to the advantage of Executives or Option Holders may be made to:

            (i)   the definition of EXECUTIVE in rule 1.1;

           (ii) the limits on the numbers of Shares available for issue under the Plan;

          (iii)   the maximum entitlement of an Executive under the Plan;

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           (iv)   the basis for determining an Executive's entitlement to Shares under the Plan;

            (v)   the terms of Shares to be provided under the Plan;

           (vi)   the adjustment provisions of rule 11 of the Plan;

         without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or developments in the law affecting the Plan or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Option Holders or any member of the Group; and

(c) without prejudice to any provision of the Plan which provides for the lapse of an Option, the Board may not cancel an Option unless the Option Holder agrees in writing to such cancellation.

15.2 Notwithstanding any other provision of the Plan, the Board may establish appendices to the Plan (in addition to Appendix 1 which sets out that part of the Plan which is approved by the UK Inland Revenue) for the purpose of granting Options to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any Shares made available under such appendices shall count towards the limits set out in Rules 3 and 4 hereof.

GENERAL

16.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

16.2 The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder's terms of employment shall be varied accordingly.

16.3 The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or

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otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to an Option Holder or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Board may from time to time determine and notify to Option Holders).

16.5 Benefits under the Plan shall not be pensionable.

16.6 The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Option Holders in respect of any transfer of Shares on the exercise of Options.

16.7 These rules shall be governed by, and construed in accordance with, the laws of England.


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                                    SCHEDULE

              REAL GROWTH IN EARNINGS PER SHARE PERFORMANCE TARGET

The conditions referred to in rule 2.2 are that, at the Accounts Date of the Company following the expiry of a Prescribed Period relating to an Option, the Company's percentage growth in its Annualised EPS over that Prescribed Period (comparing the Basis Year with the Latest Year) is an average of at least 3 per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

The following provisions apply for the purposes of determining whether the conditions set out in this Schedule has been satisfied.

1. In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ACCOUNTS means the consolidated accounts of the Company for a Financial Year drawn up on the historical cost basis modified by the revaluation of certain fixed assets in accordance with generally accepted accounting principles applied consistently

ACCOUNTS DATE means the date on which the Accounts have been published

ANNUALISED EPS means Earnings per Share adjusted proportionately upwards or downwards in a case where the relevant Financial Year is greater than or less than one calendar year

AUDITORS means the auditors for the time being of the Company (acting as experts not arbitrators)

BASIS YEAR means, in relation to the Company, the Financial Year ending immediately before the start of the Prescribed Period

EARNINGS PER SHARE means, for any Financial Year of the Company, the earnings per ordinary share of the Company calculated in accordance with Financial Reporting Standard No. 3 issued by the Accounting Standards Board Limited or any modification thereto provided that to ensure comparability of Financial Years of the Company within a Prescribed Period and for the Basis Year the Board may:

(a) adjust the figure for earnings per share as calculated in accordance with the relevant accounting standard to arrive at a figure which reflects the underlying business performance of the Group (and may, without limitation, adjust by excluding any or all extraordinary or exceptional items from the earnings per share calculation);

(b) adjust the figure for any tax charge to ensure that the deduction for taxation in respect of the Latest Year shall be at the average tax rate applicable to the Basis Year; and

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(c)      ensure that the relevant accounting standards are applied on a consistent basis in respect of years falling within any Prescribed Periods and for the Basis Year

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985

LATEST YEAR means, in relation to the Company, the latest Financial Year in a Prescribed Period for which Accounts have been published in or prior to the relevant Accounts Date

PRESCRIBED PERIOD means any period of three consecutive Financial Years, the first of which shall not in any event be earlier than the Financial Year starting immediately before the Date of Grant of the relevant Option

RPI INDEX means the Index of Retail Prices (All Items) published by H. M. Government.

2. As at each Accounts Date of the Company following the expiry of a Prescribed Period, the Board shall calculate the percentage growth between the Annualised EPS for its Basis Year and for its Latest Year and shall determine whether that percentage growth is an average of at least 3 per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

3. Where a Financial Year within a Prescribed Period or the Basis Year is greater than or less than one calendar year, the percentage increase in the RPI Index for that Financial Year shall be adjusted proportionately upwards or downwards as appropriate in order to secure that such percentage increase is annualised in a manner consistent with the Annualised EPS.

4. For the purposes of paragraph 2 the Board shall make such adjustments as they may consider appropriate to take account of any intervening capital reorganisation of the Company including, without limitation, any capitalisation issue, rights issue, sub-division or consolidation of share capital, reduction of capital or demerger within the meaning of section 213 to 218 of the Taxes Act and any modifications to the relevant accounting standard.

5. If the composition of the RPI Index changes or the RPI Index is replaced by another similar index, the Board may make such adjustments to any calculations using the RPI Index (or any replacement index) as they consider to be fair and reasonable.

6.       The Auditors shall confirm in writing to the Board:

(a) that calculations made by the Board in accordance with this Schedule are correct; and

(b) where an adjustment has been made by the Board under paragraph 4, that such adjustment is in their opinion fair and reasonable.


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                                   APPENDIX 1

                   UK INLAND REVENUE APPROVED PART OF THE PLAN

For any Executive to whom the Board wishes to grant Options under an Inland Revenue approved Plan, the following provisions relating to Options shall apply:

(A) Rules 1 to 16 of the Plan shall apply to the grant of Options subject to the modifications contained in the following paragraphs.

(B)      The definition of EXECUTIVE shall be construed so that:

                  (i) no Option may be granted under this Appendix to a director of any member of the Group unless such director is required to devote not less than 25 hours per week to the affairs of the Group; and

                  (iii) no Option may be granted under this Appendix to an Executive who is ineligible to participate in the Plan by virtue of paragraph 8 of Schedule 9 to the Taxes Act.

(C) In the definition of GRANT PERIOD a new paragraph (d) shall be inserted as follows:

         "(d) any day on which any change to the legislation affecting Share Option Plans approved by the Inland Revenue under the Taxes Act is proposed or made"

(D) The definition of SHARES shall be subject to the condition that they satisfy paragraphs 10 to 14 of Schedule 9 to the Taxes Act.

(E) The imposition of any objective conditions referred to in rule 2.2, or any amendment to such conditions, must be approved in advance by the Inland Revenue.

(F)      Rule 2.3 shall not apply to the grant of Options under this Appendix.

(G) Rule 3.1 shall not apply to the grant of Options under this Appendix. In its place a new rule 3.1 shall be inserted as follows:

            "3.1 No Executive shall be granted an Option which would, at the proposed Date of Grant, cause the aggregate of the market values (determined at their date of grant (in accordance with Part VIII Taxation of Chargeable Gains Act 1992)) of subsisting Options held by him pursuant to a grant under this Appendix and subsisting options held by him under any Associated Plan, to exceed (pound)30,000 (or such other amount as shall be specified under paragraph 28(1) of Schedule 9 of the Taxes Act from time to time).

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         For the purposes of this paragraph (G) ASSOCIATED PLAN means any Share
         Option Plan (other than the Plan) approved under Schedule 9 to the Taxes Act (but excluding any savings-related share option scheme) and established by the Company or an associated company of the Company within the meaning of section 416 of the Taxes Act.

(H) Any Option granted under this Appendix may only be exercised by an Option Holder who is not ineligible to participate in the Plan by virtue of paragraph 8 of Schedule 9 to the Taxes Act.

(I) Rule 10.2(b) shall not apply to a new option granted under this Appendix following an event specified in rule 10.1.

(J) Rule 11(ii) shall not apply to an Option granted under this Appendix. No Adjustment pursuant to rule 11(i) in relation to an Option granted under this Appendix shall take effect without the prior approval of the Inland Revenue.

(K) In addition to its powers under rule 15.1(b), the Board may make such amendments to this Appendix as are necessary or desirable to obtain or maintain Inland Revenue approval of this Appendix.

(L) At a time when this Appendix is approved by the Inland Revenue, and if such approved status is to be maintained, no amendment to the rules of the Plan or this Appendix may take effect as regards this Appendix without the prior approval of the Inland Revenue (and if such approved status is not to be maintained, the Company shall notify the Inland Revenue of the relevant amendment).


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                                   APPENDIX 2

                         UNITED STATES PART OF THE PLAN

For any Executive whose remuneration is (or at the time of option exercise, is likely to be) subject to taxation in the United States of America and to whom the Board wishes to grant Options under this Plan, the following provisions shall apply:

(A) Rules 1 to 16 of the Plan shall apply to the grant of Options subject to the modifications contained in the following paragraphs.

(B) An Option granted under this Appendix to an Executive shall be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Board; provided that the number of Shares issued or transferred pursuant to the exercise of Incentive Stock Options shall not, in the aggregate, exceed 40 million Shares. The number of Shares available for issuance pursuant to the preceding sentence shall be subject to appropriate adjustment upon the occurrence of any event described in Rule 11.

         For the purposes of this Appendix:

             (i) INCENTIVE STOCK OPTION means an Option which, at the Date of Grant, qualifies as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the CODE), and is designated by the Board as such; and

            (ii) NON-QUALIFIED STOCK OPTION means an Option which is not an Incentive Stock Option.

(C) The Board may, in its absolute discretion, also award Stock Appreciation Rights (SARS) in the place of Incentive Stock Options and Non-Qualified Stock Options. Alternatively, the Board may, in its absolute discretion, provide a combination of Incentive Stock Options, Non-Qualified Stock Options and SARs.

         For the purposes of this Appendix an SAR means an award of fictitious Shares of the Company which, subject to the terms and conditions of the SAR award, carries the rights set out in this Appendix.

(D) In the case of any Incentive Stock Option granted to any person who owns more than 10% of the Shares for purposes of Section 422(b)(6) of the Code, the definition of EXERCISE PRICE as defined in Rule 1.1 shall be modified by inserting "110% of" immediately prior to the colon, and the definition of OPTION PERIOD shall be modified by replacing "tenth" with "fifth" and deleting the brackets.

(E) Rule 3.1 shall not apply to the grant of Incentive Stock Options under this Appendix but shall continue to apply to grant of Non-Qualified Stock Options

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         and to the award of SARs. In relation to the grant of Incentive Stock
         Options a new rule 3.1A shall apply as follows:

         "3.1A The United States dollar equivalent of the aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under the Plan or any other Executive Plan) may not exceed $100,000; provided, that if the grant of any Incentive Stock Option shall exceed such limit, the excess shall be treated as a Non-Qualified Stock Option. In determining whether, and to what extent, the grant of an Incentive Stock Option exceeds such limit, Incentive Stock Options shall be taken into account in the order in which they are granted. The Board shall determine the United States dollar equivalent of the aggregate fair market value of the Shares on such good faith basis as they consider appropriate."

(F) Rule 6.2 shall be modified by deleting subrule (b) therefrom, and, in the case of any Incentive Stock Option, replacing "six months" with "three months" (except where cessation of employment is by reason of disability within the meaning of Section 22(e)(3) of the Code).

(G) If Shares acquired by exercise of an Incentive Stock Option are sold or otherwise disposed of within two years after the date of grant of the Incentive Stock Option or within one year after the transfer of such Shares to the Option Holder, the holder of the Shares immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company's or any other corporation's taxable income.

(H) Rule 8 shall not apply to the exercise/surrender of an SAR under this Appendix. In its place a new rule 8A shall apply as follows:

         "8A An Executive may surrender a SAR in whole or in part, to the extent then exercisable, by delivery of notice in writing to the Company (and if the Company determines to the Company to which the SAR relates), specifying that the SAR is being surrendered and the portion of the SAR that is being surrendered. No payment will be required from an Executive upon surrender of a SAR, except that any amount necessary to satisfy applicable tax withholding shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with delivery of cash or a certificate representing Shares. The Board shall determine, in their sole discretion, whether and to what extent the Company shall deliver cash, Shares or a combination of cash and Shares in satisfaction of the surrender of a SAR. The delivery of cash, Shares or a combination of cash and Shares shall be calculated on the following basis:


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                  (a) DELIVERY OF CASH - a payment in cash shall be equal to the excess (if any) of the aggregate notional market value of the fictitious Shares at exercise (calculated by multiplying the number of fictitious Shares surrendered by the middle market quotation of the fictitious Shares at the close of business on the date of exercise as ascertained from the daily official list of the London Stock Exchange) over the aggregate Exercise Price for such Shares on the date of the SAR award as set out in the Stock Appreciation Rights Agreement; or

                  (b) DELIVERY OF SHARES - the number of Shares issued or transferred to the Executive shall be such number as have a market value (by reference to the middle market quotation as in (a) above) equal to any such excess (calculated as in (a) above);

                  (c) DELIVERY OF CASH AND SHARES - a combination of cash and Shares shall have a combined value equal to any such excess, calculated as in (a) and (b) above.

         In the event that, for any reason, it shall be impossible to determine the market value at the date of exercise in the manner set out above the Board shall in their discretion determine the same."

(I) No SAR granted under this Appendix shall be deemed to constitute any stock or other interest of the Company, and an Executive shall not, as a consequence of receiving an award of an SAR, have any rights in or with respect to Shares, including without limitation any voting rights or rights to distributions with respect to such Shares. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and an Executive or any other person, nor shall any money, property or Shares be segregated for the benefit of an Executive. To the extent that an Executive acquires a right to receive payments with respect to an award of a SAR hereunder, such right shall be no greater than the right of any general unsecured creditor of the Company.

(J) For the purposes of this Appendix, any provisions of the Plan which are superseded by or otherwise inconsistent with the provisions of this Appendix as applied to an Executive who is employed or remunerated in the United States shall have no effect.


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